UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 SCHEDULE 13G/A
                               (AMENDMENT NO. 3)


                    Under the Securities Exchange Act of 1934


                                   Mocon, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    607494101
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  July 21, 2009
--------------------------------------------------------------------------------
             (Date of Event which Required Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|X|  Rule 13d-1(b)
|_|  Rule 13d-1(c)
|_|  Rule 13d-1(d)

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





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---------------------------                                 --------------------
CUSIP NO. 607494101            SCHEDULE 13G                    PAGE 2 OF 6 PAGES
---------------------------                                 --------------------


--------- ----------------------------------------------------------------------

   1      NAME OF REPORTING PERSON
          SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Ironwood Investment Management, LLC

--------- ----------------------------------------------------------------------

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (A) |_|
                                                               (B) |x|
--------- ----------------------------------------------------------------------
          SEC USE ONLY
   3

--------- ----------------------------------------------------------------------

   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Massachusetts
----------------------- --------- ----------------------------------------------
                           5
                                  SOLE VOTING POWER
                                  368,248

   NUMBER OF SHARES     --------- ----------------------------------------------
BENEFICIALLY OWNED BY      6
EACH REPORTING PERSON             SHARED VOTING POWER
         WITH                     0

                        --------- ----------------------------------------------
                           7
                                  SOLE DISPOSITIVE POWER
                                  368,248
                        --------- ----------------------------------------------
                           8
                                  SHARED DISPOSITIVE POWER
                                  0

----------- --------------------------------------------------------------------
    9
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            368,248
------------ -------------------------------------------------------------------
    10
             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                         |_|

------------ -------------------------------------------------------------------
    11
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             6.58%

------------ -------------------------------------------------------------------
    12
             TYPE OF REPORTING PERSON
             IA
------------ -------------------------------------------------------------------


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---------------------------                                 --------------------
CUSIP NO. 607494101            SCHEDULE 13G                    PAGE 3 OF 6 PAGES
---------------------------                                 --------------------


Item 1.    (a).   Name of Issuer:  MOCON, INC.

           (b).   Address of Issuer's Principal Executive Offices:

                  7500 Boone Avenue North
                  Minneapolis, MN 55428

Item 2.    (a).   Name of Person Filing:

                  Ironwood Investment Management, LLC

           (b).   Address of Principal Business Office or, if none, Residence:

                  21 Custom House Street, Suite 240
                  Boston, MA 02110

           (c).   Citizenship or Place of Organization: Massachusetts

           (d).   Title of Class of Securities: Common Stock

           (e).   CUSIP Number: 607494101


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CUSIP NO. 607494101            SCHEDULE 13G                    PAGE 4 OF 6 PAGES
---------------------------                                 --------------------


Item 3.           If this statement is filed pursuant to sections
                  240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

           (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);
           (b)    [ ] Bank as defined in section 3(a)(6) of the Act
                  (15 U.S.C. 78c);
           (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c.);
           (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
           (e)    [x] An investment adviser in accordance with
                  section 240.13d-1(b)(1)(ii)(E);
           (f) [ ] An employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii) (F);
           (g) [ ] A parent holding company or control person in accordance with section 240.13d-1(b)(1)(ii)(G);
           (h) [ ] A savings associations as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
           (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
           (j)    [ ] Group, in accordance with section
                  240.13d-1(b)(1) (ii)(J).

Item 4.    Ownership.

           Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

           (a). Amount beneficially owned: 368,248

           (b). Percent of class: 6.58%

           (c). Number of shares as to which the person has:

                  (1)   Sole power to vote or to direct the vote:       368,248
                                                                        -------

                  (2)   Shared power to vote or to direct the vote:           0
                                                                        -------

                  (3)   Sole power to dispose or to direct the disposition of:
                                                                        368,248
                                                                        -------

                  (4)   Shared power to dispose or to direct the disposition of:
                                                                              0
                                                                        -------

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CUSIP NO. 607494101            SCHEDULE 13G                    PAGE 5 OF 6 PAGES
---------------------------                                 --------------------


Item 5.    Ownership of Five Percent or Less of a Class:

           Not Applicable

Item 6.    Ownership of More Than Five Percent on Behalf of Another Person:

           Not Applicable

Item 7. Identification and Classification of Subsidiaries which Acquired the Security Being Reported on by the Parent Holding Company:

           Not Applicable

Item 8.    Identification and Classification of Members of the Group:

           Not Applicable

Item 9.    Notice of Dissolution of Group:

           Not Applicable

Item 10.   Certification:

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



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CUSIP NO. 607494101            SCHEDULE 13G                    PAGE 6 OF 6 PAGES
---------------------------                                 --------------------


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                            IRONWOOD INVESTMENT MANAGEMENT, LLC


Date:    August ___, 2009           By:
                                            ------------------------------------
                                            Charles J. Daly,
                                            Chief Compliance Officer